Exhibit 99.1

OfficeMax 263 Shuman Blvd Naperville, IL 60563

News Release

Media Contact	Investor Relations Contact
Bill Bonner	John Jennings
630 864 6066	630 864 6820

OFFICEMAX REPORTS SECOND QUARTER 2008 FINANCIAL RESULTS

•	Contract Segment Gross Margin Improves

•	Retail Segment Implements Reorganization of Store Management

•	Net Income Includes Non-Cash Impairment Charge

NAPERVILLE, Ill., July 29, 2008 – OfficeMax® Incorporated (NYSE: OMX) today announced the results for its second quarter ended June 28, 2008.  Total sales decreased 6.9% in the second quarter of 2008 to $1.98 billion compared to the second quarter of 2007.  For the second quarter of 2008, OfficeMax reported a net loss of $894.2 million, or $11.79 per diluted share, compared to net income of $27.4 million, or $0.35 per diluted share, in the second quarter of 2007.  Results for the second quarter of 2008 included three items that are not considered indicative of core operating activities, herein referred to as unusual items, which if excluded, would increase income before taxes by $942.4 million and net income by $913.6 million, or $12.03 per diluted share.  These unusual items were a non-cash expense of $935.3 million recorded in the Contract and Retail segments related to impairment of goodwill and intangible assets; an expense of $10.2 million recorded in the Retail segment related to employee severance from the reorganization of Retail store management; and a gain of $3.1 million recorded in the Corporate and Other segment related to the legacy Voyageur Panel business sold in 2004.

Sam Duncan, Chairman and CEO of OfficeMax, said “In the second quarter, sales for both our Contract and Retail segments continued to reflect the weaker U.S. economic environment along with our more disciplined approach to customer acquisition and retention.  While we incurred a non-cash accounting charge related to impairment in both operating segments, we were pleased with the performance of our Contract segment, as we improved gross margin rates and reduced expenses, other than those related to impairment.  In our Retail segment, lower sales and gross margin rates, together with higher expenses, resulted in lower operating income margin for the quarter.  Across our company, we continue to address aspects of our business that are manageable as we navigate the difficult sales environment.”

Non-Cash Unusual Item Related to Impairment

The company is required for accounting purposes to assess the carrying value of goodwill and other intangible assets annually or whenever circumstances indicate that a decline in value may have occurred.  Based on the company’s sustained low stock price and reduced market capitalization, macroeconomic factors impacting industry business conditions, recent and forecasted segment operating performance, the competitive environment, along with other factors, the company determined that indicators of potential impairment were present during the second quarter of 2008.  As a result, the company assessed the carrying value of acquired goodwill and intangible assets with indefinite lives for impairment.  The measurement of impairment of goodwill and indefinite life intangibles consists of two steps, which require the company to determine the fair value of its reporting units and to allocate reporting unit fair value to the individual assets and liabilities, similar to a purchase price allocation.  The company has not completed the fair value allocation process necessary to determine the final impairment of goodwill and other intangible assets.  Accordingly, in the second quarter of 2008, Officemax recorded an estimate of a non-cash impairment charge associated with goodwill and other assets that reduced income before taxes by $935.3 million and net income by $909.3 million, or $11.98 per diluted share.

The components of the $935.3 million estimated non-cash impairment charge consist of $850.0 million for goodwill, $80.0 million for trade names, and $5.3 million for fixed assets.  The non-cash charge has been recorded in both the Contract and Retail operating segments.  The estimates and assumptions made in assessing the fair value of the reporting units and the valuation of the underlying assets and liabilities are inherently subject to significant uncertainties.  Accordingly, an adjustment to the estimated impairment charge will be required when the company finalizes its analysis, which is expected to be completed by the end of 2008. Any such adjustment could be material, but will be non-cash.

Contract Segment Results

OfficeMax Contract segment sales decreased 7.1% to $1.11 billion in the second quarter of 2008 compared to the second quarter of 2007, reflecting U.S. Contract sales decline of 12.9%, partially offset by International Contract operations sales growth of 9.4% in U.S. dollars (a sales decrease of 0.1% in local currencies). U.S. Contract sales declined compared to the prior year period primarily due to weaker sales from existing corporate customer accounts, our continued discipline in account acquisition and retention, and lower sales from small market customers.

Contract segment gross margin increased to 21.7% in the second quarter of 2008 from 21.4% in the second quarter of 2007, primarily due to improved account profitability, partly offset by deleveraging of fixed delivery and occupancy costs.  Contract segment operating expense as a percent of sales increased to 59.2% in the second quarter of 2008 from 18.0% in the second quarter of 2007, primarily due to the $464.0 million non-cash unusual expense item related to the impairment of goodwill and other intangible assets, representing 41.7% of sales.  The non-impairment related Contract operating expense as a percent of sales improved from the second quarter of 2007, primarily due to targeted cost reductions and reduced incentive compensation expense, partially offset by deleveraging of fixed expenses from lower sales.  For the second quarter of 2008, the Contract segment generated an operating loss of $416.8 million, or 37.5% of sales, with $464.0 million, or 41.7% of sales, due to the unusual expense item, compared to operating income of $41.0 million, or 3.4% of sales, in the second quarter of 2007.

Retail Segment Results

OfficeMax Retail segment sales decreased 6.7% to $872.7 million in the second quarter of 2008 compared to the second quarter of 2007, reflecting a same-store sales decrease of 10.0% partly offset by sales from new stores.  Retail same-store sales for the second quarter of 2008 declined across all major product categories due to weaker U.S. consumer and small business spending.

Retail segment gross margin decreased to 27.7% in the second quarter of 2008 from 29.9% in the second quarter of 2007, primarily due to deleveraging of fixed occupancy-related costs and increased inventory shrinkage, partly offset by a sales mix shift to an increased percentage of higher-margin office supplies category sales.  Retail segment operating expense as a percent of sales increased to 82.8% in the second quarter of 2008 from 27.3% in the second quarter of 2007, primarily due to the $471.3 million non-cash unusual expense item related to the impairment of goodwill and other intangible assets representing 54.0% of sales, and the $10.2 million unusual expense item related to employee severance from the reorganization of Retail store management representing 1.2% of sales.  The remainder of the increase in Retail segment operating expense as a percent of sales from the second quarter of 2007 was primarily due to deleveraging of expenses from the same store sales decrease and new stores, partially offset by reduced incentive compensation expense.  For the second quarter of 2008, the Retail segment generated an operating loss of $480.7 million, or 55.1% of sales, with $481.5 million, or 55.2% of sales, due to the two unusual expense items, compared to operating income of $24.7 million, or 2.6% of sales, in the second quarter of 2007.

During the second quarter of 2008, OfficeMax opened 12 retail stores in the U.S. and 5 retail stores in Mexico.  OfficeMax ended the second quarter of 2008 with a total of 999 retail stores, consisting of 920 retail stores in the U.S. and 79 retail stores in Mexico.

Corporate and Other Segment Results

The OfficeMax Corporate and Other segment includes support staff services and certain other expenses that are not fully allocated to the Retail and Contract segments.  During the second quarter of 2008, the Corporate and Other segment benefited from a $3.1 million unusual item related to the legacy Voyageur Panel business sold in 2004.  Including this unusual item, Corporate and Other segment operating expense decreased to $5.1 million in the second quarter of 2008 from $9.8 million in the second quarter of 2007, primarily due to lower incentive compensation expense.

As of June 28, 2008, OfficeMax had total debt of $383.8 million, excluding $1.470 billion of timber securitization notes which have recourse limited to $1.635 billion of timber installment notes receivable.  During the second quarter of 2008, OfficeMax used $7.8 million of cash from operations, a decrease of $130.9 million from the second quarter of 2007.  OfficeMax invested $42.7 million for capital expenditures in the second quarter of 2008 compared to $31.3 million in the second quarter of 2007.

“Despite the headwinds of a tough U.S. economy, we continued implementing our turnaround plan and operating initiatives during the second quarter,” Mr. Duncan concluded.  “We continue to build the foundation for OfficeMax to generate long-term shareholder value.”

Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding the company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future. Management believes that these forward-looking statements are reasonable. However, the company cannot guarantee that it will successfully execute its turnaround plans or that its actual results will be consistent with the forward-looking statements and you should not place undue reliance on them. These statements are based on current expectations and speak only as of the date they are made. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Important factors regarding the company which may cause results to differ from expectations are included in the company’s Annual Report on Form 10-K for the year ended December 29, 2007, under Item 1A “Risk Factors”, and in the company’s other filings with the SEC.

Conference Call Information

OfficeMax will host a conference call with analysts and investors to discuss its second quarter 2008 financial results on July 30, 2008 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time).  To participate in the conference call, dial (800) 374-0165; international callers should dial (706) 634-0995.  An audio webcast of the conference call can be accessed via the Internet by visiting the Investors section of the OfficeMax website at http://investor.officemax.com.  The webcast will be archived and available online for one year following the call and will be posted on the “Presentations” page located within the Investors section of the OfficeMax website.

About OfficeMax

OfficeMax Incorporated (NYSE: OMX) is a leader in both business-to-business office products solutions and retail office products. The OfficeMax mission is simple. We help our customers do their best work.  The company provides office supplies and paper, in-store print and document services through OfficeMax ImPressTM, technology products and solutions, and furniture to consumers and to large, medium and small businesses. OfficeMax customers are served by approximately 32,000 associates through direct sales, catalogs, e-commerce and nearly 1,000 stores. To find the nearest OfficeMax, call 1-877-OFFICEMAX. For more information, visit www.officemax.com.

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OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(thousands)

	June 28,	December 29,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$155,922	$152,637
Receivables, net	667,419	720,878
Inventories	1,012,527	1,088,312
Other current assets	210,335	242,874
Total current assets	2,046,203	2,204,701

Property and equipment:
Property and equipment	1,318,297	1,279,609
Accumulated depreciation	(735,037)	(698,954)
Property and equipment, net	583,260	580,655

Goodwill and intangible assets, net	485,901	1,416,524
Timber notes receivable	1,635,000	1,635,000
Other non-current assets	440,936	446,888

Total assets	$5,191,300	$6,283,768

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$31,804	$14,197
Current portion of long-term debt	17,716	34,827
Accounts payable	779,814	861,285
Accrued liabilities and other	394,591	460,400
Total current liabilities	1,223,925	1,370,709

Long-term debt:
Long-term debt, less current portion	334,263	349,421
Timber notes securitized	1,470,000	1,470,000
Total long-term debt	1,804,263	1,819,421

Other long-term obligations:
Compensation and benefits	186,879	200,283
Other long-term liabilities	523,243	582,741
Total other long-term liabilities	710,122	783,024

Minority interest	35,038	32,042

Shareholders’ equity:
Preferred stock	45,070	49,989
Common stock	189,825	188,481
Additional paid-in capital	911,841	922,414
Retained earnings	240,244	1,095,950
Accumulated other comprehensive income	30,972	21,738

Total shareholders’ equity	1,417,952	2,278,572

Total liabilities and shareholders’ equity	$5,191,300	$6,283,768

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(thousands, except per-share amounts)

	Quarter Ended
	June 28,	June 30,
	2008	2007

Sales	$1,984,641	$2,132,417
Cost of goods sold and occupancy costs	1,501,063	1,596,619
Gross profit	483,578	535,798

Operating and other expenses:
Operating and selling	372,709	392,581
General and administrative	72,554	88,719
Goodwill and Other Asset Impairments (a)	935,340	—
Other operating, net (b) & (c)	5,540	(1,447)
Operating income (loss)	(902,565)	55,945

Other income (expense):
Interest expense	(29,642)	(29,959)
Interest income	21,682	21,776
Other, net	88	(2,232)
	(7,872)	(10,415)

Income (loss) before income taxes and minority interest	(910,437)	45,530
Income taxes	16,320	(17,757)

Income (loss) before minority interest	(894,117)	27,773
Minority interest, net of income tax	(103)	(337)

Net income (loss)	(894,220)	27,436

Preferred dividends	(1,052)	(1,008)

Net income (loss) applicable to common shareholders	$(895,272)	$26,428

Basic income (loss) per common share	$(11.79)	$0.35

Diluted income (loss) per common share	$(11.79)	$0.35

Weighted Average Shares
Basic	75,916	75,344
Diluted	75,916	76,593

(a) Second quarter of 2008 includes a $935.3 million non-cash unusual item related to impairment of goodwill, tradenames and fixed assets. These charges are recorded by segment in the following manner: Contract $464.0 million and Retail $471.3 million. This item reduced net income by $909.3 million, or $11.98 per diluted share.

(b) Second quarter of 2008 includes a $10.2 million unusual item related to employee severance from the reorganization of Retail store management. This item reduced net income by $6.2 million, or $0.08 per diluted share.

(c) Second quarter of 2008 includes a $3.1 million unusual item related to the legacy Voyageur Panel business sold in 2004. This item increased net income by $1.9 million, or $0.02 per diluted share.

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(thousands, except per-share amounts)

	Six Months Ended
	June 28,	June 30,
	2008	2007

Sales	$4,287,562	$4,568,671
Cost of goods sold and occupancy costs	3,216,156	3,409,649
Gross profit	1,071,406	1,159,022

Operating and other expenses:
Operating and selling	797,098	813,349
General and administrative	154,762	182,656
Goodwill and Other Asset Impairments (a)	935,340	—
Other operating, net (b), (c) & (d)	8,153	(3,023)
Operating income (loss)	(823,947)	166,040

Other income (expense):
Interest expense	(59,322)	(60,075)
Interest income	43,581	44,814
Other, net (e)	20,705	(5,680)
	4,964	(20,941)

Income (loss) before income taxes and minority interest	(818,983)	145,099
Income taxes	(10,935)	(56,589)

Income (loss) before minority interest	(829,918)	88,510
Minority interest, net of income tax (f)	(959)	(2,535)

Net income (loss)	(830,877)	85,975

Preferred dividends	(2,027)	(2,015)

Net income (loss) applicable to common shareholders	$(832,904)	$83,960

Basic income (loss) per common share	$(10.99)	$1.12

Diluted income (loss) per common share	$(10.99)	$1.10

Weighted Average Shares
Basic	75,781	75,168
Diluted	75,781	76,168

(a) Second quarter of 2008 includes a $935.3 million non-cash unusual item related to impairment of goodwill, tradenames and fixed assets. These charges are recorded by segment in the following manner: Contract $464.0 million and Retail $471.3 million. This item reduced net income by $909.3 million or $12.00 per diluted share for the six month period.

(b) First quarter of 2008 includes a $2.4 million unusual item related to the consolidation of the Contract segment’s manufacturing facilities in New Zealand, and a $1.8 million unusual item related to reorganizing the Retail field and ImPress print and document services management organization. The cumulative effect of these two items was a reduction in net income of $2.7 million, or $0.03 per diluted share.

(c) Second quarter of 2008 includes a $10.2 million unusual item related to employee severance from the reorganization of Retail store management. This item reduced net income by $6.2 million, or $0.08 per diluted share.

(d) Second quarter of 2008 includes a $3.1 million unusual item related to the legacy Voyageur Panel business sold in 2004. This item increased net income by $1.9 million, or $0.02 per diluted share.

(e) First quarter of 2008 includes a $20.5 million unusual item related to the company’s investment in Boise Cascade, L.L.C., primarily from their sale of a majority interest in their paper and packaging and newsprint business completed during the first quarter of 2008. This item increased net income by $12.5 million, or $0.16 per diluted share.

(f) First quarter of 2007 includes a $1.1 million unusual item related to the sale of OfficeMax’s Contract operations in Mexico to Grupo OfficeMax, our 51% owned joint venture. This item reduced net income by $1.1 million, or $0.01 per diluted share.

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(thousands)

	Six Months Ended
	June 28,	June 30,
	2008	2007

Cash provided by operations:
Net income (loss)	$(830,877)	$85,975
Items in net income not using (providing) cash:
Depreciation and amortization	70,141	65,106
Impairment	935,340	—
Other	(1,766)	18,602
Changes other than from acquisitions of business:
Receivables and inventory	134,363	51,245
Accounts payable and accrued liabilities	(103,453)	(253,383)
Income taxes and other	(69,114)	74,612
Cash provided by (used for) operations	134,634	42,157

Cash used for investment:
Expenditures for property and equipment	(75,962)	(59,440)
Other	9,284	(1,948)
Cash used for investment	(66,678)	(61,388)

Cash used for financing:
Cash dividends paid	(22,884)	(24,453)
Changes in debt, net	(30,492)	(18,489)
Proceeds from exercise of stock options	—	5,211
Other	(11,328)	(2,879)
Cash used for financing	(64,704)	(40,610)

Effect of exchange rates on cash and cash equivalents	33	(1,614)
Increase (decrease) in cash and cash equivalents	3,285	(61,455)
Cash and cash equivalents at beginning of period	152,637	282,070

Cash and cash equivalents at end of period	$155,922	$220,615

OFFICEMAX INCORPORATED AND SUBSIDIARIES

SUPPLEMENTAL SEGMENT INFORMATION

(unaudited)

(millions, except per-share data)

	Quarter Ended
	June 28 , 2008	June 30 , 2007

Segment Sales
OfficeMax, Contract	$1,111.9	$1,197.2
OfficeMax, Retail	872.7	935.3
	1,984.6	2,132.5

Segment income (loss)
OfficeMax, Contract (a)	$(416.8)	$41.0
OfficeMax, Retail (a) & (b)	(480.7)	24.7
Corporate and Other (c)	(5.1)	(9.8)
Operating income (loss)	$(902.6)	$55.9

Operating income margin (loss)	-45.5%	2.6%

(a) Second quarter of 2008 includes a $935.3 million non-cash unusual item related to impairment of goodwill, tradenames and fixed assets. These charges are recorded by segment in the following manner: Contract $464.0 million and Retail $471.3 million. This item reduced net income by $909.3 million, or $11.98 per diluted share.

(b) Second quarter of 2008 includes a $10.2 million unusual item related to employee severance from the reorganization of Retail store management. This item reduced net income by $6.2 million, or $0.08 per diluted share.

(c) Second quarter of 2008 includes a $3.1 million unusual item related to the legacy Voyageur Panel business sold in 2004. This item increased net income by $1.9 million, or $0.02 per diluted share.

OFFICEMAX INCORPORATED AND SUBSIDIARIES

SUPPLEMENTAL SEGMENT INFORMATION

(unaudited)

(millions, except per-share data)

	Six Months Ended
	June 28 , 2008	June 30 , 2007

Segment Sales
OfficeMax, Contract	$2,307.0	$2,461.7
OfficeMax, Retail	1,980.6	2,107.0
	4,287.6	4,568.7

Segment income (loss)
OfficeMax, Contract (a) & (b)	$(357.2)	$100.9
OfficeMax, Retail (a), (b) & (c)	(451.2)	89.3
Corporate and Other (d)	(15.5)	(24.1)
Operating income (loss)	$(823.9)	$166.1

Operating income (loss) margin	-19.2%	3.6%

(a) Second quarter of 2008 includes a $935.3 million non-cash unusual item related to impairment of goodwill, tradenames and fixed assets. These charges are recorded by segment in the following manner: Contract $464.0 million and Retail $471.3 million. This item reduced net income by $909.3 million or $12.00 per diluted share for the six month period.

(b) First quarter of 2008 includes a $2.4 million unusual item related to the consolidation of the Contract segment’s manufacturing facilities in New Zealand, and a $1.8 million unusual item related to reorganizing the Retail field and ImPress print and document services management organization. The cumulative effect of these two items was a reduction in net income of $2.7 million, or $0.03 per diluted share.

(c) Second quarter of 2008 includes a $10.2 million unusual item related to employee severance from the reorganization of Retail store management. This item reduced net income by $6.2 million, or $0.08 per diluted share.

(d) Second quarter of 2008 includes a $3.1 million unusual item related to the legacy Voyageur Panel business sold in 2004. This item increased net income by $1.9 million, or $0.02 per diluted share.